Exhibit 10.2

AMENDED AND RESTATED SENIOR SECURED LOAN AND EXECUTIVE LOAN AGREEMENT

$9,000,000         December 23, 2022

FOR VALUE RECEIVED, on December 29, 2023 (the “Maturity Date”), EVO TRANSPORTATION & ENERGY SERVICES, INC., a Delaware corporation having its principal office at 2075 West Pinnacle Peak Rd., Suite 130, Phoenix AZ 85027 (“Borrower”), and each subsidiary of Borrower listed on the signature pages hereto or that after the date hereof delivers such a signature page (each a “Guarantor”, collectively, the “Guarantors” and, together with Borrower, the “Loan Parties” and each a “Loan Party”) hereby promise to pay pursuant to this Amended and Restated Loan Agreement (the “Loan Agreement”) (i) to the order of ANTARA CAPITAL MASTER FUND LP and/or one or more managed funds or accounts (the “Antara Lender”), the initial principal sum of Eight Million Five Hundred Twelve Thousand Five Hundred Fifty-Eight Dollars and Ninety-Nine Cents ($8,512,558.99) (the “Antara Loan”), (ii) to the order of CORBIN ERISA OPPORTUNITY FUND LTD and/or one or more managed funds or accounts (the “CEOF Lender”), the initial principal sum of Four Hundred Twenty-Eight Thousand Four Hundred One Dollars and One Cent ($428,401.01) (the “CEOF Loan”) and (iii) to the order of HUDSON PARK CAPITAL II LP and/or one or more managed funds or accounts (the “Hudson Park Lender” and, together with the Antara Lender and the CEOF Lender, the “Lenders” and each, a “Lender”), the initial principal sum of Fifty-Nine Thousand Forty Dollars ($59,040.00) (the “Hudson Park Loan” and, together with the Antara Loan and the CEOF Loans, the “Loans” and each a “Loan”), in each case, together with interest on the unpaid principal balance hereunder payable at a rate equal to fourteen percent (14%) per annum (the “Interest Rate”), computed on the basis of a 360-day year for the actual number of days elapsed, commencing on March 11, 2022.

In addition, for value received, subject to Section 6, on January 5, 2024 (the “Executive Loan Maturity Date”), the Loan Parties hereby promise to pay pursuant to this Loan Agreement to the order of each lender listed on Schedule I of this Loan Agreement (each, an “Executive Lender” and together, the “Executive Lenders”) the initial principal sum opposite each such Executive Lender’s name in Schedule I, together with interest on the unpaid principal balance hereunder payable at a rate equal to the Interest Rate, computed on the basis of a 360-day year for the actual number of days elapsed, commencing on the Effective Date (each, an “Executive Loan” and together, the “Executive Loans”).

This Loan Agreement amends and restates in its entirety that certain Senior Secured Loan and Executive Loan Agreement by and among the Loan Parties, Antara Lender and Executive Lenders dated as of March 11, 2022, as amended by the Loan Extension Agreement dated May 31, 2022; the Second Loan Extension Agreement dated June 30, 2022; the Third Loan Extension Agreement dated July 8, 2022; the Fourth Loan Extension Agreement dated July 15, 2022; the Fifth Loan Extension Agreement dated August 12, 2022, and the Sixth Loan Extension Agreement dated September 8, 2022 (the “Original Loan Agreement”), with the exception of the Schedules to the Original Loan Agreement which have been updated from time to time and have been made available to and continue to remain available to Antara Lender. Any references in this agreement to Schedules II, III, IV, V, VI, VII, VIII, IX and X shall be deemed to reflect such updated additional information that has been made available to Antara Lender.

1.    Interest; Repayment. Subject to Section 10, interest shall accrue on the unpaid principal amount of each Loan for the period commencing on March 11, 2022 until such Loan is paid in full at the Interest Rate. Accrued interest on the Loan shall be payable in arrears in cash upon any prepayment of the Loan and on the Maturity Date. All amounts outstanding with respect to the Loan under this Loan Agreement, including all accrued and unpaid interest, shall be due and payable in full on the Maturity Date.

2.    [RESERVED]

3.    Executive Loans; Interest; Repayment. Subject to Section 6, interest shall accrue on the unpaid principal amount of each Executive Loan for the period commencing on March 11, 2022 until such Executive Loan is paid in full at the Interest Rate. Subject to Section 6, accrued interest on each Executive Loan shall be payable in arrears in cash on the Executive Loan Maturity Date. Subject to Section 6, all amounts outstanding with respect to each Executive Loan under this Loan Agreement, including all accrued and unpaid interest, shall be due and payable in full on the Executive Loan Maturity Date.

4.    Application of Payments. Until all of the Loans are paid in full (such date, the “Loan Discharge Date”), all payments by Borrower under this Loan Agreement shall be applied first to any fees and expenses due and payable hereunder, then to the accrued interest due and payable with respect to the Loan hereunder and the remainder, if any, to the outstanding principal of the Loan. Following the Loan Discharge Date, all payments by Borrower under this Loan Agreement shall be applied first to any fees and expenses due and payable hereunder, then to the accrued interest due and payable with respect to the Executive Loan hereunder and the remainder, if any, to the outstanding principal of the Executive Loan. Borrower and every endorser or guarantor of the Loan and Executive Loans, regardless of the time, order or place of signing, hereby waives presentment, demand, protest and notices of every kind and assents to any permitted extension of the time of payment and to the addition or release of any other party primarily or secondarily liable hereunder.

5.    Method and Place of Payment. All payments of principal and interest (including prepayments), shall be payable in lawful money of the United States of America to the Lenders on or before 5:00 p.m. (New York City time) on the applicable payment date thereof by wire transfer to the account designated in writing by the applicable Lender. All payments by Borrower under this Loan Agreement shall be made without set-off or counterclaim and be free and clear and without any deduction or withholding for any taxes or fees of any nature whatever, unless the obligation to make such deduction or withholding is imposed by law.

6.    Executive Loans; Payment Subordination. Notwithstanding the terms of the Executive Loans, until the Loan Discharge Date, (a) all payments in respect of the Executive Loans are subordinated in right and time of payment to all payments in respect of the Loans, and (b) none of the Executive Lenders will demand or receive from any Loan Party (and no Loan Party will pay) any part of any Executive Loan, whether by payment, prepayment, or otherwise, or accelerate the Executive Loan, except as permitted pursuant to this Loan Agreement.

7.    Representations and Warranties. Except for certain vehicles for which certificates of title have not been delivered pursuant to that certain “Bill of Sale of 89 9L CNG Tractors from ___________________ (Seller) to EVO Equipment Leasing, LLC (Buyer)” dated October 15, 2019 and executed by Jerry Moyes, Borrower and each of the Loan Parties has good and marketable title to the assets purported to be owned by it, including, without limitation, the Collateral, in each case, beginning on the Collateral Pledge Effective Date, free and clear of any Lien, security interest, pledge, assignment, encumbrance or other interest of any third party, other than Permitted Liens. Each Loan Party has all requisite power and authority to execute and deliver this Loan Agreement and to perform its obligations hereunder, including without limitation, beginning on the Collateral Pledge Effective Date, to pledge and grant a security interest in the applicable Collateral as contemplated hereby. This Loan Agreement has been duly and validly executed and is the legal, valid and binding obligation of each Loan Party and is enforceable against such Loan Party in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy or insolvency or similar laws affecting enforcement of creditors’ rights generally and by general principle of equity. No representation, warranty or other statement of any Loan Party in any certificate or written statement given or made to Lender, as of the date such representation, warranty, or other statement was made, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading in the light of the circumstances under which they were made. The Collateral is not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and no Loan Party is aware of the institution of any such proceedings. Except as set forth on Schedule II of the Original Loan Agreement, there are no actions or proceedings pending or threatened in writing by or against Borrower or any of its subsidiaries that are expected to result in payment by the Borrower or any of its subsidiaries, without reimbursement, of more than, individually or in the aggregate, One Hundred Fifty Thousand Dollars ($150,000). No consent, authorization, approval or other action by, and no notice to or filing (other than filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of Lender) with, any person, entity, governmental authority or regulatory body is required to be obtained by any Loan Party either (i) for the pledge by any Loan Party of the Collateral pursuant hereto, (ii) other than as specified in Schedule III of the Original Loan Agreement, for the execution, delivery or performance of this Loan Agreement by any Loan Party or (iii) other than as specified in Schedule IV of the Original Loan Agreement, for the exercise by Lender of any remedies with respect to the Collateral. Neither the execution, delivery or performance of this Loan Agreement nor any other agreement contemplated hereby, including the incurrence of indebtedness and pledge of Collateral hereunder will, (a) violate any applicable law, (b) violate the organizational documents of any Loan Party, or (c) breach, violate or result in a default, or give rise to a termination, cancellation, acceleration or other right or remedy, under any material agreement, instrument or other contractual obligation of any Loan Party. Other than as specified in Schedule V of the Original Loan Agreement, the exercise by the Antara Lender of any or all of its rights under the Series C Preferred Stock, including the exercise of its voting and board-appointment rights upon an Event of Default under Section 9(a) of this Loan Agreement to the fullest extent permitted by such Series C Preferred Stock, will not (a) violate any applicable law, (b) violate the organizational documents of any Loan Party, or (c) breach, violate or result in a default, or give rise to a termination, cancellation, acceleration or other right or remedy, under any material agreement, instrument or other contractual obligation of any Loan Party or any subsidiary of any Loan Party. Borrower and each of its subsidiaries own or licenses or otherwise have the right to use all intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto. “Lien” means any interest in property securing an obligation, whether such interest is based on common law, statute or contract, and including any security interest or lien arising from a mortgage, encumbrance, pledge, claim, charge, easement, servitude, security agreement, conditional sale or trust receipt or lease, consignment or bailment for security purposes.

8.    Collateral Agent; Collateral and Security Interest.

(a)    Pursuant to that certain Pledge and Security Agreement dated August 4, 2022 between each of the Loan Parties party thereto as grantors and Antara Capital Master Fund LP as collateral agent (the “Collateral Agent”), as amended by Amendment No. 1 dated on or about the date hereof (as amended, supplemented or restated from time to time, the “Pledge and Security Agreement”), each Loan Party has pledged, granted and assigned the Collateral Agent, on behalf of the Lenders, to secure the payment and performance in full of all of such Loan Party’s obligations under the Loans (whether for principal, interest or otherwise), a continuing security interest in all (i) “Collateral” as such term is used in the Financing Agreement (as amended and supplemented to the date of this Loan Agreement), but excluding (ii) any such “Collateral” under the Financing Agreement (as amended and supplemented to the date of this Loan Agreement) to the extent encumbered by the Main Street Priority Loan Agreement (such remainder, the “Collateral”). Notwithstanding the foregoing, the Collateral shall not include (i) any property as specified in Schedule VI of the Original Loan Agreement where the granting of a security interest in such property would be prohibited by agreement, applicable law or regulation or, with respect to any pledge of equity interests owned by any Loan Party in any entity that is not wholly-owned by the Loan Parties, the organizational documents of such entity (in each case, only to the extent that such contractual provisions are not rendered ineffective by applicable law or otherwise unenforceable), in each case, to the extent that a grant of a security interest therein would violate or invalidate such agreement or create a right of termination in favor of any other party thereto (other than any Loan Party) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition, (ii) those assets as to which Antara Lender and Borrower have agreed in writing shall be excluded where the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the benefit to Lender of the security to be afforded thereby (collectively, the “Excluded Assets”); provided, however, “Excluded Assets” shall not include any proceeds, substitutions or replacements of Excluded Assets (unless such proceeds, substitutions or replacements would in and of themselves constitute Excluded Assets). The Executive Loans will not be secured by the Collateral until the Loan Discharge Date, at which time the Executive Lenders shall be granted a lien that is junior in priority to Antara Capital Master Fund LP, in its role as a “Required Lender” under the Financing Agreement. Terms used but not otherwise defined in this Section 8(a) have the meanings specified in the Uniform Commercial Code as in effect in the State of New York.

(b)    Each Loan Party hereby irrevocably authorizes Antara Lender or its designee at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements, amendments or modifications thereto or continuations thereof that (a) indicate the Collateral (i) as all assets of such Loan Party or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Uniform Commercial Code, or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement or amendment. Each Loan Party hereby further irrevocably authorizes the Antara Lender or its designee to file intellectual property security agreements with respect to the Collateral with the United States Patent and Trademark Office or United States Copyright Office (or any successor office), as applicable.

(c)    At any time and from time to time, each Loan Party will duly execute, deliver and file with appropriate agencies such further instruments and documents, provide such further information and take such further actions as Antara Lender may reasonably request for the purpose of obtaining or preserving the full benefits of this Loan Agreement and of the rights and powers granted herein. Further to insure the attachment, perfection and first priority of (subject to Permitted Liens), and the ability of Antara Lender or its designee to enforce, the security interest in the Collateral, each Loan Party agrees, in each case at such Loan Party’s own expense, that if any Loan Party shall at any time hold or acquire any promissory notes or tangible chattel paper, deposit accounts, securities or investment property, electronic chattel paper, letter of credit rights, or commercial tort claims, or any Collateral shall come into possession of a bailee, such Loan Party shall immediately notify Antara Lender thereof and take any action reasonably requested by Antara Lender or its designee to insure the attachment, perfection and first priority of, and the ability of Antara Lender or its designee to enforce, the security interest granted to the Lenders in any and all of the Collateral.

(d)    In addition to the rights and remedies hereunder, upon the occurrence of an Event of Default, Antara Lender or its designee shall have the right to enter and remain upon the premises of any Loan Party without cost or charge to any Lender, and use the same, together with materials, supplies, books and records of such Loan Party for the purpose of collecting and liquidating the Collateral, or for preparing for sale and conducting the sale of the Collateral, whether by foreclosure, auction or otherwise. In addition, Antara Lender or its designee may remove Collateral, or any part thereof, from such premises and/or any records with respect thereto, in order to effectively collect or liquidate such Collateral.

(e)    Failure by any Lender to exercise any right, remedy or option under this Loan or applicable law, or any delay by any Lender in exercising the same, shall not operate as a waiver of any such right, remedy or option. The rights and remedies of Lenders under this Loan Agreement shall be cumulative and not exclusive of any other right or remedy which any Lender has.

(f)    In the event that the proceeds of any sale, collection or realization are insufficient to pay all amounts to which any Lender is legally entitled, the Loan Parties shall be liable for the deficiency, together with interest thereon, together with the costs of collection and the reasonable fees, charges and disbursements of counsel.

(g)    Upon request of Antara Lender or its designee, each Loan Party shall promptly obtain fully executed and delivered control agreements with respect to any deposit, securities and investment accounts of such Loan Party in form and substance reasonably acceptable to Antara Lender.

(h)    Subject to Section 23, upon the repayment in full in cash of the Loans, including pursuant to Section 14, Lender will be forever released from all of its obligations and liabilities under or in respect of the Loans including without limitation, pursuant to this Section 8, and the security interest granted hereunder will thereafter terminate and be of no further force or effect.

(i)    By executing this Loan Agreement, each Lender hereby consents to the terms of this Loan Agreement and the Pledge and Security Agreement and to the Collateral Agent’s execution and delivery of the Pledge and Security Agreement, and acknowledges and agrees that the Collateral Agent shall be fully protected in relying upon the foregoing consent and direction and hereby releases the Collateral Agent and its respective officers, directors, agents, employees and shareholders, as applicable, from any liability for complying with such direction. None of the Collateral Agent nor any of its affiliates, directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with this Loan Agreement or the Pledge and Security Agreement (x) with the consent or at the request of the requisite amount of Lenders contemplated in this Loan Agreement or the Pledge and Security Agreement, as applicable, or (y) in the absence of its own gross negligence or willful misconduct. Under no circumstances shall the Collateral Agent be deemed liable for any special, indirect, punitive or consequential damages (including lost profits) even if the Collateral Agent has been advised of the likelihood of such damages and regardless of the form of action. Any permissive right, entitlement, authorization or grant of power (including, without limitation, any ability to exercise a power of attorney, request a document or take an enforcement action following an Event of Default) to the Collateral Agent hereunder or under the Pledge and Security Agreement shall not be construed to be a duty to act. Before acting hereunder, the Collateral Agent shall be entitled to request, receive and rely upon such certificates and opinions as it may determine in its sole discretion appropriate with respect to the satisfaction of any specified circumstances or conditions precedent to such action. The obligations of the Collateral Agent are only those expressly set forth herein and in the Pledge and Security Agreement. The Collateral Agent shall have no duties or responsibilities, except those expressly set forth herein and in the Pledge and Security Agreement, and shall have no fiduciary relationship with any Lender or Executive Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Collateral Agent shall be read into this Loan Agreement or the Pledge and Security Agreement or shall otherwise exist against the Collateral Agent, regardless of whether a default or Event of Default has occurred. The provisions of this clause (i) are solely for the benefit of the Collateral Agent.

9.    Default; Acceleration. Subject to Section 12, at the option of each Lender and, subject to Sections 6 and 12, at the option of each Executive Lender, this Loan Agreement and the indebtedness evidenced hereby shall become due and payable without further notice or demand, and notwithstanding any prior waiver of any breach or default or other indulgence, upon the occurrence any of the following (each, an “Event of Default”):

(a)    the failure by any Loan Party to pay when due any amount due under the Loan or Executive Loan, as applicable;

(b)    any breach or failure to perform any of the other terms of this Loan Agreement after the earlier of (i) knowledge thereof by the Borrower or (ii) notice thereof to Borrower and such breach or failure continues unremedied for ten (10) business days; provided that such ten (10) business day cure period shall not apply with respect to the other clauses of this Section 9;

(c)    any representation, warranty or other statement made or deemed made by or on behalf of any Loan Party pursuant to or in connection with this Loan Agreement shall be incorrect in any material respect as of the date made or deemed made (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to materiality or “material adverse effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification);

(d)    any act by, against, or relating to any Loan Party or any subsidiary of any Loan Party, or its property or assets, which act constitutes the application for, consent to, or sufferance of the appointment of a receiver, trustee or other Person, pursuant to court action or otherwise, over all, or any part of such Loan Party’s or subsidiary’s property;

(e)    any assignment for the benefit of the creditors of any Loan Party or any subsidiary of any Loan Party, or the occurrence of any other involuntary liquidation of any Loan Party or any subsidiary of any Loan Party; the failure by any Loan Party or any subsidiary of any Loan Party to generally pay the debts of such Person as they mature; adjudication of bankruptcy or insolvency relative to such Loan Party or any subsidiary of any Loan Party; filing by any Loan Party or any subsidiary of any Loan Party under, or the entry of an order for relief or similar order with respect to any Loan Party in any proceeding pursuant to, Title 11 of the United States Code entitled “bankruptcy” (the “Bankruptcy Code”) or any other federal bankruptcy law;

(f)    the default of any Loan Party or any subsidiary of any Loan Party for failure to pay amounts due and payable under any indebtedness of such Loan Party or any subsidiary of any Loan Party in an amount in excess of $100,000, whether individually or in the aggregate (subject to any applicable cure periods, forbearance or forgiveness), if the effect of such default is to accelerate the maturity of any such indebtedness or to permit the holder or holders of any such indebtedness, or any trustee or agent for such holders, to cause such indebtedness to become due and payable prior to its expressed maturity or, if such indebtedness is a guaranty, to call upon such guaranty in advance of nonpayment of the guaranteed indebtedness;

(g)    a final judgment or judgments shall be entered against any Loan Party or any subsidiary of any Loan Party in an aggregate amount in excess of $100,000, whether individually or in the aggregate (net of insurance proceeds, if any), and such judgment or judgments shall remain unstayed, unvacated, undischarged or unsatisfied for 30 calendar days;

(h)    on or following the Collateral Pledge Effective Date, the Collateral Agent, on behalf of the Lenders, shall for any reason cease to hold a valid and enforceable, perfected, first priority Lien on the Collateral, subject only to Permitted Liens;

(i)    the termination of existence, dissolution, or liquidation of any Loan Party or any subsidiary of any Loan Party or the ceasing to carry on actively any substantial part of such Loan Party’s or subsidiary’s current business; or

(j)    the occurrence of any of the following: (i) a sale of all or substantially all of the assets of Borrower or any subsidiary of any Loan Party other than to a Loan Party, (ii) a merger, consolidation or business combination transaction of Borrower or any subsidiary of any Loan Party with or into another corporation, limited liability company or other entity, (iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of 50% or more of Borrower’s or any subsidiary of any Loan Party’s then outstanding voting securities or (iv) individuals who on the Effective Date constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Borrower was approved by a vote of at least a majority of the directors of the Borrower then still in office who were either directors on the Effective Date, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower.

Failure to exercise this option shall not constitute a waiver of the right to exercise the same at any other time. Notwithstanding the foregoing, if an Event of Default specified in Section 8(d), (e) or (f) shall occur on or before the Loan Discharge Date, then the Loan, all accrued interest in respect thereof and all accrued and unpaid fees and other indebtedness or obligations owing to Lender hereunder shall immediately become due and payable, as aforesaid shall automatically become effective, in each case without the giving of any notice or other action by Lender, which notice or other action is expressly waived by the Loan Parties. If an Event of Default specified in Section 8(d), (e) or (f) shall occur after the Loan Discharge Date, then each Executive Loan, all accrued interest in respect thereof and all accrued and unpaid fees and other indebtedness or obligations owing to each respective Executive Lender hereunder shall immediately become due and payable, as aforesaid shall automatically become effective, in each case without the giving of any notice or other action by the relevant Executive Lender, which notice or other action is expressly waived by the Loan Parties.

10.    Default Rate. Upon the occurrence and during the continuance of an Event of Default, the rate of interest otherwise applicable to the Loans and the Executive Loans hereunder will be increased by two percent (2.0% or 200 basis points) (the “Default Rate”) for so long as the Event of Default remains uncured.

11.    Remedies Upon Default. Upon any Event of Default by any Loan Party, Antara Lender may pursue any and all remedies provided at law or in equity. If an Event of Default shall occur on or after the Collateral Pledge Effective Date, the Antara Lender shall have the right, upon reasonable written notice (such reasonable notice to be determined by the Antara Lender in its sole and absolute discretion, which shall not be less than five (5) business days), with respect to the Collateral (whether or not the same shall then be or shall thereafter come into the possession, custody or control of the Antara Lender), to sell, lease, license, assign or otherwise dispose of all or any part of the Collateral, at such place or places as the Antara Lender deems best, and for cash or for credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of the time or place thereof (except such notice as is required above or by applicable statute and cannot be waived), and the Antara Lender or anyone else may be the purchaser, lessee, licensee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale) and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Grantor, any such demand, notice and right or equity being hereby expressly waived and released. The Antara Lender may, to the fullest extent permitted by applicable law, without notice or publication, adjourn any such public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the sale may be so adjourned. Antara Lender’s remedies set forth above and under the Series C Preferred Stock are not exclusive of any other available remedy or remedies, but each remedy shall be cumulative and shall be in addition to any other remedy given in this Loan Agreement, under the Series C Preferred Stock, at law, in equity, or by statute, whether now existing or hereafter arising. The exercise of any remedy or remedies shall not be an election of remedies. The remedies and rights of Antara Lender may be exercised concurrently, alone, in any combination, or in any order that Antara Lender deems appropriate. Any waiver or consent to waiver of any of the foregoing provisions shall not be construed as a bar to a waiver of any such right on any future occasion. Each Loan Party hereby irrevocably constitutes and appoints Antara Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact, with full irrevocable power and authority in the place and stead of such Loan Party or in Antara Lender’s own name, for the purpose of carrying out the terms of this Loan, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Loan Agreement and, without limiting the generality of the foregoing, hereby gives said attorneys the power and right, on behalf of such Loan Party, without notice to or assent by such Loan Party, to do the following upon the occurrence of an Event of Default: generally, to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral in such manner as is consistent with the Uniform Commercial Code and as fully and completely as though Antara Lender was the absolute owner thereof for all purposes, and to do at the expense of the Loan Parties, at any time, or from time to time, all acts and things which Antara Lender deems necessary or desirable to protect, preserve or realize upon the Collateral and Lenders’ security interests therein, in order to effect the intent of this Loan Agreement, all as fully and effectively as any Loan Party might do.

Upon any Event of Default by any Loan Party following the Loan Discharge Date, each Executive Lender may pursue any and all remedies provided at law or in equity.

12.    Subordination of Remedies. Until the Loan Discharge Date, no Executive Lender will accelerate the maturity of all or any portion of the Executive Loans or take any other Enforcement Action with respect to the Executive Loans. Until the Antara Loan (including accrued and unpaid interest) is paid in full, the CEOF Lender and Hudson Park Lender shall not accelerate the maturity of all or any portion of the CEOF Loan or the Hudson Park Loan, as applicable, or take any other Enforcement Action with respect to such Loans without the prior written consent of the Antara Lender.

13.    Distributions of Proceeds of Collateral. All realizations upon any Collateral pursuant to an Enforcement Action or otherwise subject to this Loan Agreement shall be applied first to the Lenders ratably in proportion to the outstanding principal amount of the outstanding Loans before any payment may be made to any Executive Lender.

14.    Prepayment. The Loans may be prepaid in whole but not in part at any time ratably in proportion to the outstanding principal amount of the outstanding Loans. Principal amount prepaid shall be accompanied by all accrued and unpaid interest on such amount, together with all interest that would have accrued at the Interest Rate on such amount from the date of such prepayment to the Maturity Date (the “Prepayment Premium”). It is expressly understood and agreed that the Prepayment Premium constitutes liquidated damages for the loss by the applicable Lender of its anticipated yield on the Loan in connection with any applicable repayment of the Loan.

No Executive Loan may be prepaid in whole or in part prior to the Loan Discharge Date.

15.    Covenants.

(a)    The Borrower shall enter into customary agreements with the Collateral Agent and any other agreements requested by the Antara Lender, including any customary inter-creditor agreements. The Borrower shall use the proceeds from borrowings under this Loan Agreement for general corporate purposes of the Borrower and its subsidiaries, in each case, in a manner consistent with the identified use of proceeds previously disclosed by Borrower to Lender. None of the Loan Parties shall, nor shall any Loan Party permit any subsidiary thereof to, grant Thomas J. Abood or Damon Cuzick discretionary bonuses or incentives (which for purposes of this covenant will include any non-discretionary bonuses or incentives pursuant to any compensation plan or scheme not listed in Schedule VII of the Original Loan Agreement) during the term of this Loan Agreement. None of Borrower, any Loan Party, nor any subsidiary of any Loan Party shall (i) change its name or corporate form or jurisdiction of organization, merge with another entity (other than an affiliate of Antara Lender), consolidate, or sell or dispose of any material portion of its assets other than a Permitted Disposition, without Antara Lender’s prior written consent or (ii) sell, lease, license, convey, assign (by operation of law or otherwise), exchange or otherwise voluntarily or involuntarily transfer or dispose of any interest in any of its assets (other than a Permitted Disposition) or any portion thereof or encumber, or hypothecate, or create, incur or permit to exist any pledge, mortgage, lien, security interest, charge, encumbrance or adverse claim upon or other interest in or with respect to any of its assets (other than Permitted Liens) without Antara Lender’s prior written consent. Borrower and each of its subsidiaries will maintain books and records with respect to the Collateral, and upon Antara Lender’s reasonable request, promptly furnish to Antara Lender such books and records relating to the Collateral. None of Borrower, any Loan Party, nor any subsidiary of any Loan Party shall directly or indirectly enter into or permit to exist any transaction with any affiliate (other than a wholly-owned subsidiary) of Borrower other than Permitted Affiliate Transactions. Borrower will advise Antara Lender promptly and in reasonable detail upon any officer or director of Borrower or any of its subsidiaries obtaining knowledge (i) of any Lien or claim made or asserted against any assets of Borrower or any of its subsidiaries that is not a Permitted Lien, and (ii) of the occurrence of any other event that would have a material adverse effect on the Collateral or the Lien granted hereby, or on the ability of any Loan Party or Lenders to dispose of any of the Collateral, including the levy of any legal process against any of the Collateral. None of Borrower, any Loan Party, nor any subsidiary of any Loan Party shall prepay or refinance any indebtedness of Borrower, any Loan Party or any subsidiary of any Loan Party (other than with the proceeds of equity interests or Permitted Refinancing Indebtedness) without the prior written consent of Antara Lender. Without the prior consent of Antara Lender, none of Borrower, any Loan Party, nor any subsidiary of any Loan Party shall create, incur or permit to exist any indebtedness other than as permitted by clauses (a), (b), (d), (e), (f), (g), (h) and (i) of the definition of “Permitted Indebtedness”; provided, that such prior consent shall not be unreasonably withheld, conditioned or delayed with respect to indebtedness described under clauses (c), (j), (k) and (l) of the definition of “Permitted Indebtedness”. None of Borrower, any Loan Party, nor any subsidiary of any Loan Party shall pay any dividend or other distribution, or make any other payment on account of any redemption, repurchase, acquisition or other return of capital, direct or indirect (whether in cash, securities or other property), with respect to any equity interests in Borrower, any Loan Party, or any such subsidiary of any Loan Party other than Permitted Restricted Payments. None of Borrower nor any Loan Party shall, nor shall any Loan Party permit any subsidiary thereof to, (i) enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) other than with a Loan Party or where all its assets are distributed to Loan Parties, or acquire by purchase or otherwise (other than Permitted Investments) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, (ii) make any equity or loan investment in any other person (other than Permitted Investments) or (iii) create any subsidiary that does not become a Guarantor, in each case without the prior written consent of Antara Lender. None of Borrower nor any Loan Party shall, nor shall any Loan Party permit any subsidiary thereof to, amend, waive, modify, restate, supplement or replace, or suffer or permit any waiver, amendments, modifications, restatements, supplements or replacements to, or any organizational documents of any such Person. Each of Borrower and its subsidiaries shall remain the sole owners of all of their respective intellectual property, except for Permitted Dispositions. Borrower and each Loan Party will, consistent with commercially reasonable practice, defend at their sole expense, the right, title and security interest granted hereunder against the claims of any person, firm, corporation or other entity. Antara Lender or its designee shall have the right, upon reasonable advance notice and at such times as may be reasonably requested, to enter into and upon any premises where any of the Collateral or records with respect thereto are located for the purpose of inspecting the same, performing an audit, making copies of records, observing the use of any part of the Collateral, protecting Lenders’ security interests in the Collateral (including discussing the Loan Parties’ affairs with the officers of Borrower and the other Loan Parties and their independent auditors) or otherwise determining whether Borrower or any other Loan Party is in compliance with the terms of this Loan Agreement.

16.    Guarantee.

(a)    Subject to Section 6, each Guarantor unconditionally and irrevocably guarantees, jointly with the other Guarantors, and severally, as a primary obligor and not merely as a surety, irrespective of the validity and enforceability of this Loan Agreement or the obligations of Borrower hereunder: (x) the due and punctual payment of all obligations of Borrower under this Loan Agreement, whether now or hereafter due, owing or incurred in any manner, whether actual or contingent, whether incurred solely or jointly with any other person and whether as principal or surety, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, together in each case with all renewals, modifications, consolidations or extensions hereof and (y) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower under or pursuant to this Loan Agreement (all such monetary and other obligations being herein collectively referred to as the “Guaranteed Obligations”). Anything contained in this Loan Agreement to the contrary notwithstanding, the obligations of each Guarantor hereunder shall be limited to a maximum aggregate amount equal to the greatest amount that would not render such Guarantor’s obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any provisions of applicable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws and after giving effect as assets of such Guarantor to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Guarantor pursuant to (i) applicable Law or (ii) any agreement providing for an equitable allocation among such Guarantor and other affiliates of Borrower of obligations arising under guaranties by such parties. If any Guarantor’s liability hereunder is limited pursuant to this paragraph to an amount that is less than the total amount of the Guaranteed Obligations, then it is understood and agreed that the portion of the Guaranteed Obligations for which such Guarantor is liable hereunder shall be the last portion of the Guaranteed Obligations to be repaid.

(b)    Subject to Section 6, each Guarantor guarantees that the Guaranteed Obligations will be paid in accordance with the terms of the Loans, regardless of any law or regulation now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Lenders with respect hereto. The obligations of each Guarantor under this Loan Agreement are independent of the Guaranteed Obligations of each other Guarantor or the obligations of Borrower, and, subject to Section 6 and 12, a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Loan Agreement, irrespective of whether any action is brought against Borrower or any other Guarantor or whether Borrower or any other Guarantor is joined in any such action or actions. This Loan Agreement is an absolute and unconditional guaranty of payment when due, and not of collection, by each Guarantor, jointly and severally with each other Guarantor of the Guaranteed Obligations.

(c)    Subject to Section 6 and 12, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including the existence of any claim, set-off or other right which any Guarantor may have at any time against any other person, whether in connection herewith or any unrelated transactions. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other party under this Loan Agreement but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Borrower or such party.

(d)    Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be released, discharged or otherwise affected or impaired by, and each Guarantor hereby waives:

(i)	any change in the manner, place, time or terms of payment of any Guaranteed Obligation or any other amendment, supplement or modification to this Loan Agreement;

(ii)

any release, non-perfection or invalidity of any direct or indirect security for any Guaranteed Obligation, any sale, exchange, surrender, realization upon, offset against or other action in respect of any direct or indirect security for any Guaranteed Obligation;

(iii)

any change in the existence, structure or ownership of any party or any insolvency, examinership, bankruptcy, reorganization, arrangement, readjustment, composition, liquidation or other similar proceeding affecting any party or its assets or any resulting disallowance, release or discharge of all or any portion of any Guaranteed Obligation;

(iv)

the existence of any claim, set-off or other right which any Guarantor may have at any time against any other Person, whether in connection herewith or any unrelated transaction; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(v)

any invalidity or unenforceability relating to or against any other party for any reason of the Loan, Executive Loan or any other agreement or instrument evidencing or securing any Guaranteed Obligation or any provision of applicable Law purporting to prohibit the payment by any party of any Guaranteed Obligation;

(vi)

any failure by any Lender or Executive Lender, as applicable: (A) to file or enforce a claim against Borrower or its estate (in a bankruptcy, examinership or other proceeding); (B) to give notice of the existence, creation or incurrence by Borrower of any new or additional indebtedness or obligation under or with respect to the Guaranteed Obligations; (C) to commence any action against Borrower; (D) to disclose to any Guarantor any facts which any Lender or Executive Lender, as applicable, may now or hereafter know with regard to Borrower; or (E) to proceed with due diligence in the collection, protection or realization upon any collateral securing the Guaranteed Obligations;

(vii)	any direction as to application of payment by any other Person

(viii)

any act or failure to act by any Lender, any Executive Lender or Borrower which may deprive any Guarantor of any right to subrogation, contribution or reimbursement against any other Loan Party or any right to recover full indemnity for any payments made by such Guarantor in respect of the Guaranteed Obligations; or

(ix)

any other act or omission to act or delay of any kind by any other entity, person or circumstance whatsoever which might, but for the provisions of this clause, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder (except that a Guarantor may assert the defense of payment in full of the Guaranteed Obligations).

(e)    Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to Lender in respect of any obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and Lenders, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 9 for the purposes of this Section 16, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Section 9, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of Lenders under this Section 16.

17.    Cooperation with Repayment Loan. To the extent Antara Lender has consented under Section 15(a) to an incurrence of indebtedness described under clause (l) of the definition of “Permitted Indebtedness,” Antara Lender, in its capacity as a shareholder of the Borrower and in its capacity as Required Lender under the Financing Agreement, agrees to grant, and cause its Affiliates to grant, such further consents, authorizations, approvals or waivers under the Financing Agreement or in connection with any required shareholder vote as are necessary to permit the incurrence of such indebtedness.

18.    Conditions Precedent. This Loan Agreement shall become effective as of the date on which each of the following conditions precedent are satisfied or waived (such date, the “Effective Date”):

(a)    The Antara Lender (or its counsel) shall have received from the Borrower a counterpart of this Loan Agreement signed on behalf of such party.

(b)    The Antara Lender shall have received copies of resolutions of the Board of Directors of the Borrower approving and authorizing the execution, delivery and performance of this Loan Agreement and any other related document to which it is a party, certified as of the Effective Date by a secretary, an assistant secretary or a responsible officer of such Loan Party as being in full force and effect without modification or amendment.

19.    Payment of Costs of Collection; Expenses; Indemnification. In addition, the Loan Parties will pay all reasonable costs and expenses (including reasonable attorneys’ fees) incurred (i) by the Antara Lender and (ii) after the date hereof, by the CEOF Lender and Hudson Park Lender, in connection with any amendments, waivers or consents under or in respect of this Loan Agreement (whether or not such amendment, waiver or consent becomes effective), in each case, other than costs and expenses of drafting, negotiating and executing this Amended and Restated Loan Agreement and Amendment No. 1 to the Pledge and Security Agreement, each dated on or about the date hereof. The Loan Parties agree, on a joint and several basis, to indemnify, defend and hold Lenders and their directors, officers, employees, agents, attorneys, or any other person affiliated with or representing any Lender (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by this Loan Agreement; and (ii) all losses or expenses in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between any Lender and any Loan Party, except for Claims and/or losses and/or expenses directly caused by such Indemnified Person’s gross negligence or willful misconduct. This Section 19 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.

20.    Assignments. No Lender may assign any portion of the Loan without the approval of the Board of Directors, which consent the Board of Directors may not unreasonably withhold, condition or delay; provided, that, any Lender may assign a Loan (including by operation of law) to its successor by way of merger, consolidation, reorganization or sale of all or substantially all of its assets or to any of its Affiliates and may pledge all or any portion of its interest in a Loan for the benefit of any lender thereto or debt holder thereof. The Executive Lenders may not assign the Executive Loans.

21.    Waivers. Each Loan Party, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of the Loans or any Executive Loan and assents to any extensions or postponements of the time of payment.

22.    Usury. In the event any interest is paid on any Loan or any Executive Loan, as applicable, which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of such Loan or Executive Loan, as applicable.

23.    Reinstatement. Notwithstanding anything herein to the contrary, the Loans and any Executive Loan shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for any benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Loan Party’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the obligations, whether as a “voidable preference,” “fraudulent conveyance” or otherwise, all as though such payment, or any part thereof, is rescinded, reduced, restored or returned.

24.    Notices. All notices, requests, consents and other communications under this Loan Agreement shall be in writing and shall be deemed delivered (a) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (b) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to any Loan Party, care of Borrower at its address set forth above; or

If to any Lender, such address as has been furnished in writing by such Lender to Borrower, with a copy to Casey Fleck, Adam Moses and Eric Reimer, Milbank LLP, 2029 Century Park East, 33rd Floor , Los Angeles, CA 90067-3019; or

If to any Executive Loan Party, such address as has been furnished in writing by such Executive Lender to Borrower.

25.    General Provisions. This Loan Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY, LENDER AND EXECUTIVE LENDER WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS LOAN AGREEMENT OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS LOAN AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL. This Loan Agreement constitutes the entire agreement and understanding between the Loan Parties, each Lender and each Executive Lender relating to the subject matter hereof and supersedes all prior or contemporaneous discussions, understandings and agreements, whether oral or written between them relating to the subject matter hereof; provided, however, that nothing in this Loan Agreement shall supersede or modify (i) the terms of any prior separation agreement in writing between an Executive Lender and one or more Loan Parties or (ii) any warrants previously issued by the Borrower to an Executive Lender. No other Person (other than any Indemnified Person) shall be deemed to be a third-party beneficiary of this Loan Agreement or shall have any rights hereunder. No provision of this Loan Agreement relating to the Loans may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders, or by the Borrower with the written consent of the Majority Lenders; provided, however, that no such agreement or consent shall, without the written consent of each Lender affected thereby: (i) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees or other amounts payable thereunder; (ii) postpone the scheduled date of payment (whether at stated maturity, upon prepayment or acceleration or otherwise) of the principal amount of any Loan, or any interest thereon, or any fees or other amounts payable thereunder, or reduce the amount of, waive or excuse any such payment; (iii) alter the manner in which payments or prepayments of principal, interest or other amounts hereunder shall be applied as among the Lenders; (iv) change the currency in which amounts are payable; (v) change any of the provisions of this Section 25 or the definition of the term “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; (vi) impose any obligation on any Lender without the written consent of such Lender; (vii) terminate or modify the guaranty of a Guarantor; or (viii) release or modify any Collateral, other than pursuant to the express terms of this Loan Agreement or the Pledge and Security Agreement in effect on the date of this Loan Agreement. Each provision of this Loan Agreement shall be severable from every other provision of this Loan Agreement for the purpose of determining the legal enforceability of any specific provision. Each Loan shall be binding upon each Loan Party and such Loan Party’s successors and assigns. No Loan Party may assign this Loan Agreement, or delegate its duties hereunder, without the prior written consent of Lender, in its sole and absolute discretion. Any Lender may assign, pledge or otherwise transfer this Loan Agreement, in whole or in part, in accordance with this Loan Agreement, provided that such Lender shall notify Borrower of such assignment and shall surrender this Agreement and Borrower shall reissue a new member loan agreement or agreements (in form and substance substantially similar to this Agreement) to such Lender’s assignee and to such Lender if such Lender has assigned less than all of such Lender’s rights hereunder. The foregoing language is intended to cause this Agreement to be in “registered form” as defined in Treasury Regulations Sections 5f.103-1(c) and 1.871-14(c) and shall be interpreted and applied consistently therewith. No Executive Lender may assign, pledge or otherwise transfer this Loan Agreement, in whole or in part, without the prior written consent of Lender and the Loan Parties.

26.    If any of the provisions in this Loan Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Loan Agreement. This Loan Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Loan Agreement shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Antara Lender, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

27.    Definitions. As used herein, the following terms shall have the respective meaning indicated below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Collateral Pledge Effective Date” means August 8, 2022.

“Enforcement Action” means, with respect to any indebtedness or obligation (contingent or otherwise) or Collateral at any time held by any Lender or Executive Lender: commencing by judicial or non-judicial means the enforcement with respect to such indebtedness, obligation or Collateral of any of the default remedies under any of this Loan Agreement, any applicable agreements or documents of such Lender or Executive Lender, the UCC or other applicable law; repossessing, selling, leasing or otherwise disposing of all or any part of such Collateral, or exercising account debtor or obligor notification or collection rights with respect to all or any portion thereof, or attempting or agreeing to do so; or appropriating, setting off or applying to such Lender’s or Executive Lender’s claim any part or all of such Collateral or other property in the possession of, or coming into the possession of, such Lender or Executive Lender or its agent, trustee or bailee.

“Financing Agreement” means the Financing Agreement dated September 16, 2019 by and among EVO Transportation & Energy Services, Inc. and certain of its Borrower subsidiaries thereunder, the Lenders from time to time party thereto, and Cortland Capital Market Services LLC as administrative agent and collateral agent, except as otherwise indicated as subsequently amended and supplement from time to time.

“GAAP” means generally accepted accounting principles, as applicable at the relevant time.

“Main Street Priority Loan Agreement” means the loan agreement dated December 14, 2020 by and between EVO Holdings Company, LLC, Ritter Transport Inc., John W. Ritter Trucking, Inc., Johmar Leasing Company, LLC and Ritter Transportation Systems, Inc. as “Borrowers” and Commerce Bank of Arizona, Inc. as “Bank”, as amended or supplemented.

“Majority Lenders” means, at any time, one or more Lenders holding more than 50.1% of the aggregate outstanding principal amount of the Loans. For the avoidance of doubt, under no circumstances shall the outstanding principal of any Loan be disregarded because a Lender is an Affiliate of the Borrower.

“Permitted Affiliate Transactions” means (i) transactions consummated in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to Borrower or its subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, (ii) transactions among Loan Parties, (iii) Permitted Restricted Payments and Permitted Investments, (iv) sales of common equity interests of the Borrower and the granting of registration and other customary rights in connection therewith, (v) reasonable and customary director and officer compensation (including bonuses and stock option programs), benefits and indemnification arrangements, in each case approved by the Board of Directors (or a committee thereof) of such Loan Party or such subsidiary, and (vi) transactions between the Borrower or any of its subsidiaries and any Affiliate of Borrower or any of its subsidiaries in existence on the date hereof.

“Permitted Disposition” means:

(a)         sale of inventory in the ordinary course of business;

(b)         licensing, on a non-exclusive basis, intellectual property rights in the ordinary course of business;

(c)         leasing or subleasing assets in the ordinary course of business;

(d)         (i) the lapse of intellectual property to the extent not economically desirable in the conduct of business or (ii) the abandonment of intellectual property rights in the ordinary course of business.

(e)         any involuntary loss, damage or destruction of property;

(f)         any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;

(g)         transfers of assets (i) from a Loan Party to another Loan Party, and (ii) from any subsidiary of Borrower that is not a Loan Party to the Borrower or any Loan Party Parent;

(h)         disposition of obsolete or worn-out equipment in the ordinary course of business; and

(i)         disposition of property or assets not otherwise permitted in clauses (a) through (h) above for cash in an aggregate amount not less than the fair market value of such property or assets.

“Permitted Indebtedness” means:

(a)         any indebtedness under this Loan Agreement;

(b)         any indebtedness listed on Schedule VIII of the Original Loan Agreement and any Permitted Refinancing Indebtedness in respect of such Indebtedness;

(c)         Permitted Purchase Money Indebtedness and any Permitted Refinancing Indebtedness in respect of such indebtedness;

(d)          Permitted Intercompany Investments;

(e)         indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds;

(f)         indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Loan Parties, so long as the amount of such indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such indebtedness is incurred and such indebtedness is outstanding only during such period;

(g)         the incurrence by any Loan Party of indebtedness incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with such Loan Party’s operations and not for speculative purposes;

(h)         indebtedness incurred in respect of credit cards, credit card processing services, debit card , stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management services, in e, incurred in the ordinary course of business;

(i)         contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligation of any Loan Party incurred in connection with the consummation of an acquisitions;

(j)         indebtedness outstanding under a letter of credit facility; provided that (i) such indebtedness consists entirely of reimbursement obligations in respect of letters of credit, surety bonds and/or other similar instruments issued thereunder (and related fees and expenses); (ii) the aggregate principal amount of such indebtedness (which shall be equal to the face amount of the letters of credit, surety bonds and/or other similar instruments issued thereunder) does not exceed $1,500,000; and (iii) such indebtedness is unsecured, other than with respect to Liens on cash collateral to the extent permitted by clause (p) of the definition of “Permitted Liens”;

(k)         inventory financing incurred by the Borrower in the ordinary course of the Borrower’s business and consistent with the Borrower’s past practices; provided that the aggregate amount outstanding at any time with respect to such financing shall not exceed $10,000,000; and

(l)         indebtedness the net proceeds of which are at least sufficient to pay all principal and accrued interest (including any default interest) with respect to the Loans and are placed in escrow satisfactory to the Lender (in its sole and absolute discretion) for such purpose.

“Permitted Intercompany Investments” means investments made by (a) a Loan Party to or in another Loan Party, (b) a subsidiary or Borrower that is not a Loan Party to or in another subsidiary of Borrower that is not a Loan Party, (c) subsidiary of Borrower that is not a Loan Party to or in a Loan Party and (d) a Loan Party to or in a subsidiary of Borrower that is not a Loan Party so long as (i) the aggregate amount of all such investments outstanding at any time made by the Loan Parties to or in subsidiaries of Borrower that are not Loan Parties does not exceed $1,500,000.

“Permitted Investments” means:

(a)         investments in cash and cash equivalents;

(b)         investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;

(c)         advances made in connection with purchases of goods or services in the ordinary course of business;

(d)         investments received in settlement of amounts due to any Loan Party or any of its subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its subsidiaries as a result of insolvency proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its subsidiaries;

(e)         investments existing on the date hereof, as set forth on Schedule IX of the Original Loan Agreement, but not any increase in the amount thereof as set forth in such Schedule IX or any other modification of the terms thereof; and

(f)         Permitted Intercompany Investments.

“Permitted Liens” means:

(a)         Liens securing the obligations under this Loan Agreement and related documents;

(b)         Liens for taxes, assessments and governmental charges;

(c)         Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d)         Prior to the Collateral Pledge Effective Date, Liens described on Schedule IX of the Original Loan Agreement, provided that any such Lien shall only secure the indebtedness that it secures on the date hereof and any Permitted Refinancing Indebtedness in respect thereof;

(e)         On and following the Collateral Pledge Effective Date, Liens described on Schedule X of the Original Loan Agreement;

(f)          Liens on equipment acquired by any Loan Party or any of its subsidiaries in the ordinary course of its business to secure Permitted Purchase Money Indebtedness so long as such Lien only (i) attaches to such property, (ii) secures the Indebtedness that was incurred to acquire such property or any Permitted Refinancing Indebtedness in respect thereof and (iii) the aggregate principal amount of all obligations secured thereby shall not exceed $10,000,000 at any time outstanding;

(g)         deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(h)         easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its subsidiaries in the normal conduct of such Person’s business;

(i)         Liens of landlords and mortgagees of landlords (i) arising by statute or under any lease or related contractual obligation entered into in the ordinary course of business, (ii) on fixtures and movable tangible property located on the real property leased or subleased from such landlord, or (iii) for amounts not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves or other appropriate provisions are maintained on the books of such Person in accordance with GAAP;

(j)         the title and interest of a lessor or sublessor in and to personal property leased or subleased (other than through a capitalized lease), in each case extending only to such personal property;

(k)         non-exclusive licenses of intellectual property rights in the ordinary course of business;

(l)         judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default;

(m)         rights of set-off or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business;

(n)         Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness;

(o)         Liens solely on any cash earnest money deposits made by any Loan Party in connection with any letter of intent or purchase agreement with respect to an acquisition; and

(p)         Liens on cash collateral securing Indebtedness outstanding a letter of credit facility; provided, that the aggregate amount of such cash collateral does not exceed, 1 any time, 105% of the face amount of the letters of credit, surety bonds and/or other similar instruments outstanding under such letter of credit facility at such time;

(q)         Liens securing inventory financing incurred by the Borrower in the ordinary course of the Borrower’s business and consistent with the Borrower’s past practices; provided that such Liens shall be limited solely to the Inventory financed by such specific financing and the direct cash proceeds thereof and shall not be granted or attached to any other assets of the Borrower and such financing shall be recourse solely to such Inventory and proceeds and shall otherwise be non-recourse to the Borrower and its assets; and provided further that the aggregate amount outstanding at any time with respect to such financing shall not exceed $10,000,000;

(r)         Liens securing indebtedness incurred under clause (l) of the definition of “Permitted Indebtedness.”

“Permitted Purchase Money Indebtedness” means, as of any date of determination, indebtedness incurred to finance the acquisition of any fixed assets secured by a Lien permitted under clause (e) of the definition of “Permitted Liens”; provided that (a) such indebtedness is incurred within 20 days after such acquisition, (b) such indebtedness when incurred shall not exceed the purchase price of the asset financed and (c) the aggregate principal amount of all such indebtedness shall not exceed $10,000,000 at any time outstanding.

“Permitted Refinancing Indebtedness” means the extension of maturity, refinancing or modification of the terms of indebtedness so long as:

(a)         after giving effect to such extension, refinancing or modification, the amount of such indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification (other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto);

(b)         such extension, refinancing or modification does not result in a shortening of the average weighted maturity (measured as of the extension, refinancing or modification) of the indebtedness so extended, refinanced or modified;

(c)         such extension, refinancing or modification is pursuant to terms that are materially not less favorable to the Loan Parties than the terms of the indebtedness (including, without limitation, terms relating to the collateral (if any) and subordination (if any)) being extended, refinanced or modified; and

(d)         the indebtedness that is extended, refinanced or modified is not recourse to any Loan Party or any of its subsidiaries that is liable on account of the obligations other than those Persons which were obligated with respect to the indebtedness that was refinanced, renewed, or extended.

“Permitted Restricted Payments” means payments made by:

(a)         any subsidiary of any Loan Party to such Loan Party; and

(b)          the Borrower to pay dividends in the form of common Equity Interests.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or governmental authority.

[Signature Page to Follow]

IN WITNESS WHEREOF, each Loan Party has caused this Senior Secured Loan to be duly executed as of the date set forth above.

EVO TRANSPORTATION & ENERGY SERVICES, INC., as Borrower

By:	/s/ Michael Bayles
Name:	Michael Bayles
Title:	Chief Executive Officer

By:	/s/ Michael Bayles
Name:	Michael Bayles
Title:	Chief Executive Officer

W.E. GRAHAM, INC., as a Guarantor

By:	/s/ Michael Bayles
Name:	Michael Bayles
Title:	Chief Executive Officer

EVO LOGISTICS, LLC, as a Guarantor

By:	/s/ Michael Bayles
Name:	Michael Bayles
Title:	Chief Executive Officer

TITAN CNG LLC, as a Guarantor

By:	/s/ Michael Bayles
Name:	Michael Bayles
Title:	Chief Executive Officer

THUNDER RIDGE TRANSPORT, INC., as a Guarantor

By:	/s/ Michael Bayles
Name:	Michael Bayles
Title:	Chief Executive Officer

SHEEHY MAIL CONTRACTORS, INC., as a Guarantor

By:	/s/ Michael Bayles
Name:	Michael Bayles
Title:	Chief Executive Officer

URSA MAJOR CORPORATION, as a Guarantor

By:	/s/ Michael Bayles
Name:	Michael Bayles
Title:	Chief Executive Officer

J.B. LEASE CORPORATION, as a Guarantor

By:	/s/ Michael Bayles
Name:	Michael Bayles
Title:	Chief Executive Officer

EVO EQUIPMENT LEASING, LLC, as a Guarantor

By:	/s/ Michael Bayles
Name:	Michael Bayles
Title:	Chief Executive Officer

COURTLANDT AND BROWN ENTERPRISES L.L.C., as a Guarantor

By:	/s/ Michael Bayles
Name:	Michael Bayles
Title:	Chief Executive Officer

FINKLE TRANSPORT, INC., as a Guarantor

By:	/s/ Michael Bayles
Name:	Michael Bayles
Title:	Chief Executive Officer

EVO SERVICES GROUP, LLC, as a Guarantor

By:	/s/ Michael Bayles
Name:	Michael Bayles
Title:	Chief Executive Officer

Signature Page to Senior Secured Loan

AGREED TO AND ACCEPTED:

ANTARA CAPITAL MASTER FUND LP (as Lender)

By: Antara Capital Fund GP LLC, its General Partner

By:         /s/ Himanshu Gulati
Name:    Himanshu Gulati
Title:      Chief Investment Officer

CORBIN ERISA OPPORTUNITY FUND LTD (as Lender)

By: Antara Capital LP – in its capacity as Investment Sub-Advisor

By: Antara Capital GP LLC, its General Partner

By:         /s/ Himanshu Gulati
Name:    Himanshu Gulati
Title:      Chief Investment Officer

HUDSON PARK CAPITAL II LP (as Lender)

By:         /s/ Shummi Jindal
Name:    Shummi Jindal
Title:      Managing Partner

Executive Lenders

AGREED TO AND ACCEPTED:

By:         /s/ Thomas J. Abood
Name:    Thomas J. Abood

AGREED TO AND ACCEPTED:

By:         /s/ Damon R. Cuzick
Name:    Damon R. Cuzick

Signature Page to Senior Secured Loan

AGREED TO AND ACCEPTED:

BRIDGEWEST GROWTH FUND LLC

By:         /s/ Billy Peck Jr.
Name:    Billy (Trey) Peck Jr.

Title:      Managing Member

AGREED TO AND ACCEPTED:

BATUTA CAPITAL ADVISORS LLC

By:         /s/ Alexandre Zyngier
Name:    Alexandre Zyngier
Title:      Managing Director

Signature Page to Senior Secured Loan

SCHEDULE I – SCHEDULE OF EXECUTIVE LOANS

Executive Lender	Principal Amount of Executive Loan
Thomas Abood	$500,000
Billy (Trey) Peck Jr.	$100,000
Damon Cuzick	$25,000
Batuta Capital Advisors LLC (Contribution of Exchanged Note)	$200,000
Total	$825,000